October 8, 2021 Tecogen to Present at the 14th Annual LD Micro Main Event on October 12, 2021 WALTHAM, MA, Oct. 08, 2021 (GLOBE NEWSWIRE) -- via NewMediaWire -- Tecogen Inc. (OTCQX: TGEN), a clean energy company providing ultra-efficient and clean on-site power, heating, and cooling equipment, is pleased to announce it will be presenting at the 2021 LD MicroCap Investor Conference in Los Angeles on Tuesday, October 12, 2021 at 12:00PM PT (3:00PM ET). Tecogen Chief Executive Officer, Benjamin Locke, will host in-person and virtual presentations during the conference and participate in one-on-one meetings, where he will discuss the Company's clean energy solutions that reduce energy costs, decrease greenhouse gas emissions and alleviate congestion on the national power grid. Conference registration for both in-person and virtual attendees is available here. The Company’s investor presentation is available on the company’s website. LD Micro is the host of one of the most influential conferences in the small and microcap world. The LD Micro events have been presented virtually since the start of the pandemic, and this event marks the first in-person conference for LD Micro in almost two years. www.LDMicro.com About Tecogen Tecogen Inc. designs, manufactures, installs, and maintains high efficiency and ultra-clean cogeneration products, including combined heat and power systems, air conditioning systems, and high-efficiency water heaters for residential, commercial, recreational, and industrial applications. The company’s cost efficient, reliable, and environmentally friendly products for energy production nearly eliminate criteria pollutants and significantly reduce customers’ carbon footprint. In business for over 35 years, Tecogen has shipped more than 3,000 units, supported by an established network of engineering, sales, and service personnel throughout North America. Aggregate run hours on Tecogen’s InVerde cogeneration systems exceeds 5 million hours. For more information, please visit www.tecogen.com or contact us for a free Site Assessment. Tecogen, InVerde e+, Ilios, Tecochill, Tecofrost, Tecopack, Tecopower, and Ultera are pending or registered trademarks of Tecogen Inc. Tecogen Media & Investor Relations Contact Information: Benjamin Locke, CEO

P: (781) 466-6402 E: Benjamin.Locke@Tecogen.com Source: Tecogen, Inc.